BMC
BMC Industries, Inc.
One Meridian Crossings, Suite 850
Minneapolis, MN 55423
Website: www.bmcind.com

NEWS RELEASE

CONTACT:	CURTIS E. PETERSEN	(OTCBB: BMMI)
	(952) 851-6030	IMMEDIATE RELEASE

BMC Industries, Inc. Reports Third-Quarter 2003 Results

  Company continues steps to restructure operations

  Company working with lenders through waivers on covenant non-compliance and payment deferral

MINNEAPOLIS, November 13, 2003 - BMC Industries, Inc. (OTC Bulletin Board: BMMI) today announced consolidated revenues from continuing operations of $40.8 million for the third-quarter ended September 30, 2003, compared to $42.5 million in the year-ago period. The company reported a consolidated net loss of $12.2 million, or $0.45 per share, for third quarter 2003, versus a consolidated net loss of $4.2 million, or $0.16 per share, in third quarter 2002.

BMC incurred a net loss from continuing operations of $12.5 million, or $0.46 per share, during the third-quarter 2003, versus a net loss from continuing operations of $3.2 million, or $0.12 per share, in the prior-year quarter.

"It clearly remains a difficult time for the company, as we continue to restructure our two businesses," said Douglas C. Hepper, chairman and chief executive officer of BMC Industries. "We are taking actions to improve efficiency, reduce costs, conserve cash and divest non-core assets."

"As we continue restructuring, we remain firmly committed to the growth of Vision-Ease Lens, and are working closely with our financial advisors to maximize cash flow from our mask operations, in order to produce the best outcome for our stakeholders under very difficult circumstances," said Hepper.

For the nine months ended September 30, 2003, BMC announced consolidated revenues from continuing operations of $124.6 million, compared to $140.6 million in the same period of 2002.  BMC reported a consolidated net loss of $106.7 million, or $3.96 per share, for the first nine-months of 2003, versus a consolidated net loss of $61.4 million, or $2.28 per share, for the same period in 2002. The loss includes $75.6 million of charges against asset valuations taken in the second quarter of 2003. Excluding these charges, the company recorded an adjusted net loss from continuing operations of $25.5 million, or $0.95 per share, for the first nine-months of 2003, compared to an adjusted net loss of $12.3 million, or $0.46 per share, in the first nine-months of 2002. A reconciliation of these adjusted results to the reported net loss is attached.

Optical Products Group Operations

Third-quarter revenues for the Optical Products group totaled $24.8 million, compared to $25.1 million in the prior-year quarter.  Sales of polycarbonate lenses increased $1.6 million versus the year-ago period. Vision-Ease Lens has implemented promotional programs and price changes, supported by lower manufacturing costs in Jakarta, in an effort to increase sales in the highly price sensitive commodity polycarbonate sector of the market. Lower-margin, plastic lens sales were down $0.9 million versus the third quarter 2002. Glass lens sales decreased $0.8 million compared to last year's third quarter. Although this product line remains profitable, glass as a percentage of the overall lens market has been declining as the market shifts to other lens materials.

The Optical Products group reported a 2003 third-quarter operating loss of $2.0 million.  This compares to a slight operating profit in the year-ago period of $449,000. Operating margins were negatively impacted by higher production costs in our Ramsey, Minn., plant in previous periods that were reflected in costs of products sold during the third quarter 2003. Also, additional inventory and other valuation reserves were adjusted totaling approximately $1.4 million during the third quarter 2003 as the group continues its restructuring efforts and cash flow initiatives.

The group's initiatives have succeeded in reducing overall inventory and increasing supply chain efficiency, while maintaining high service levels.  Since the end of the first quarter 2003, Vision-Ease Lens inventories have decreased by roughly $9.0 million.

As a result of a review of the company's French lab subsidiary performed during the third quarter 2003, the company decided to discontinue operating this subsidiary.  In October 2003, this French subsidiary filed for insolvency with a local court.  As of November 5, 2003, the company has ceased all funding of this business but will work with the administrator to assist in continuing service to customers, including supplying lenses on cash-in-advance terms. Vision-Ease France operating results have been reclassified as results from discontinued operations.

In October, the group completed the sale of one of its two former manufacturing plant buildings in Azusa, California, receiving proceeds of approximately $1.7 million.  Net sales proceeds from the sale were used to pay deferred interest expense. Optical Products also has signed a purchase agreement with an interested party for the sale of the second Azusa building; this transaction is expected to be completed by year-end.  The group also completed the sale of two non-essential optical lens coaters.

Buckbee-Mears Group Operations

For the Buckbee-Mears group (BMG), third-quarter 2003 revenues from continuing operations totaled $16.0 million compared to $17.4 million in the third quarter of 2002.  The movement of picture tube production away from the group's home markets, North America and Europe, to Asian manufacturers continued to adversely affect sales, in terms of mix, price and volume. With worldwide aperture mask capacity continuing to exceed demand, aperture mask prices remain under pressure. Although entertainment mask sales were slightly higher than the same quarter last year, there was a dramatic shift toward higher-cost, lower-margin invar products in Asia.  The discontinuing of several product lines since last year also impacted the group's year-over-year revenue comparison; including computer monitor masks and the non-mask, sheet-etching business.

BMG reported an operating loss from continuing operations of $2.5 million during the third quarter 2003, versus operating income of $1.2 million in the prior-year quarter. The group's profitability was negatively impacted by several factors.  Low production volumes during the 2003 third quarter resulted in $1.1 million of unabsorbed costs expensed in the period.  The group also recorded severance and other one-time charges of $0.9 million during the third quarter. Price erosion negatively impacted margins by $0.6 million, and the shift toward lower-margin invar mask products in Asia further reduced margins by $0.6 million.

On October 30, 2003, BMG announced the completion of the sale of its non-mask, hybrid-manufacturing line and related inventory to Tech-Etch, Inc., of Plymouth, Mass., for proceeds totaling $1.0 million. The hybrid-manufacturing line, part of BMG's recently discontinued non-mask operations in Cortland, N.Y., produced mid- to high-volume precision photo-etched components used in a variety of applications including parts for the medical, automotive, electronics and filtration markets.  BMC used the net proceeds from the sale to pay deferred interest expense.

BMC continues to assess its remaining mask operation's prospects.  Once concluded, asset values will be reassessed, and the company expects that additional impairment charges may be recognized.

Other Items

Administrative expense for the third quarter 2003 was $5.8 million, compared to $1.5 million in the third quarter 2002.  The increase was primarily the result of additional financial and legal advisory fees incurred by BMC in connection with the company's restructuring activities.

Debt and Liquidity

Total debt at September 30, 2003, was $130.7 million, equal to the $130.7 million in total debt at June 30, 2003, and up from $112.3 million at December 31, 2002.  BMC's cash and cash equivalents balance at September 30, 2003, was $5.0 million, down slightly from $5.6 million at June 30, 2003, and up from $1.6 million at December 31, 2002. Since June 30, 2003, the company has been unable to borrow further funds under its bank credit facility.

As of September 30, 2003, BMC did not comply with several covenants in its bank credit agreement, including failure to make scheduled principal payments of $3.5 million per quarter on both June 30, 2003 and September 30, 2003. The company also continues to defer $1.0 million in scheduled fees, which were due to the banks on July 1, 2003.  The company also failed to meet a total debt to trailing 12-month EBITDA ratio, which was a covenant not to exceed 3.25 times at quarter end September 30, 2003.

As a result of non-compliance with its credit agreement, the company's banks granted an initial two-week waiver to BMC on June 30, 2003, a subsequent 60-day waiver on July 15, 2003, and a further 60-day waiver on September 16, 2003. The last waiver extended the time period for BMC to make its scheduled principal and fee payments, and limited the company's obligation to make interest payment until November 14, 2003. The current agreement defers all unpaid, accrued interest totaling approximately $0.8 million.

The company continues to work with its lenders and advisors to secure a longer-term alternative to BMC's existing financing arrangement or another agreement for the restructuring of outstanding debt, including relief from these covenants and deferral of payments due to the banks.  If BMC is unable to achieve additional waivers or other relief from covenants, payment obligations and other requirements under its credit agreement, the company will be in default as of November 14, 2003. Given the current market environment, it is unlikely that BMC will be able to negotiate alternative financing before that date. The failure to maintain compliance with all covenants under the credit agreement would result in a default, which would give lenders the ability to accelerate all outstanding debt.  If this occurs, BMC would need to refinance or restructure the company's debt and, if unsuccessful in these efforts, to consider all other options, including seeking protection under bankruptcy laws.

Over-The-Counter Bulletin Board

In late August, the company's common stock began trading on the Over-The-Counter Bulletin Board (OTCBB) under the new symbol "BMMI" as a result of the New York Stock Exchange (NYSE) delisting process, which was affected on August 19, 2003. The change in trading venue has not had any material impact on the company's current operations or financial performance.  The OTCBB is a regulated quotation service that displays real-time quotes, last-sale prices and volume information in over-the-counter equity securities. Investors should be aware that trading in BMC's common stock through market makers and quotation on the OTCBB and the "pink sheets" may involve risk, such as trades not being executed as quickly as when the common stock was listed on the NYSE.

Investor Conference Call Information

Thursday, November 13, 2003

10:00 a.m. Central Time (11:00 a.m. Eastern Time)

Call-in Number:  888-273-9891 (U.S.) or 612-332-0418 (International)

Replay Number:  800-475-6701 (U.S.) or 320-365-3844 (International)

Replay Access Code:  704389

A rebroadcast of the call will be available beginning at 3:15 p.m. Central Time, November 13, 2003 until 11:59 p.m. Central Time, November 20, 2003.

The conference call will also be offered live, through a simulcast offered by CCBN.com and StreetEvents.com. To access this Webcast, go to the "Investor Relations" portion of the company's Web site, www.bmcind.com, click on "Conference Calls" and then click on the CCBN icon.

About BMC Industries

BMC Industries, Inc., founded in 1907, is comprised of two business segments:  Optical Products and Buckbee-Mears.  The Optical Products group, operating under the Vision-Ease Lens trade name, is a leading designer, manufacturer and distributor of polycarbonate and glass eyewear lenses.  Vision-Ease Lens also distributes plastic eyewear lenses.  Vision-Ease Lens is a technology and a market share leader in the polycarbonate lens segment of the market.  Polycarbonate lenses are thinner and lighter than lenses made of other materials, while providing inherent ultraviolet (UV) filtering and impact resistant characteristics.  The Buckbee-Mears group is the only North American manufacturer of aperture masks, a key component in color television picture tubes.  For more information about BMC Industries, Inc., visit the company's web site at www.bmcind.com.

Safe Harbor for Forward-Looking Statements

This news release contains various "Forward-Looking Statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are intended to be covered by the safe harbors created thereby.  Statements made in this news release that are not statements of historical facts, including statements regarding future performance, are Forward-Looking Statements.  Such statements are subject to a number of risks and uncertainties that could cause, and in certain instances have caused, actual results or outcomes to differ materially from those projected, including, among others, our ability to obtain a waiver or other relief from our lenders beyond November 14, 2003; ability to negotiate financing arrangements or other solutions in replacement of our existing credit facility; our ability to generate sufficient cash flow to meet obligations during any future waiver periods and future availability of borrowing capacity to the company; the ability to meet future financial covenants under our credit agreement or other financing documents; ability to maintain credit terms with vendors; ability to manage working capital and align costs with market conditions; ability to achieve higher yields at Vision-Ease Lens; ability to reduce inventories while maintaining consistently high customer service levels and product fill rates; ability to increase sales of products at both Vision-Ease Lens and Buckbee-Mears, in particular our ability to replace lost NAFTA and European aperture mask sales with sales in Asia and other areas of the world; further aperture mask price declines; slowdown in growth of, or price reductions in, high-end optical lens products; fluctuations in currency exchange rates; rising raw material costs; ability to successfully complete the restructuring of our European operations; availability of acceptable terms with our trade creditors; ability to develop new products to grow within our markets; and the effect of ongoing economic uncertainty on the company's operations. These and other risks and uncertainties are discussed in further detail in BMC's Annual Report and Form 10-K for the year ended December 31, 2002 and other documents filed with the Securities and Exchange Commission.

BMC INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2003	2002	2003	2002
Revenues	$40,784	$42,500	$124,578	$140,642
Cost of products sold	42,519	38,097	125,043	130,315
Gross margin	(1,735)	4,403	(465)	10,327
Selling expense	2,792	2,741	8,375	8,919
Administrative expense	5,834	1,484	9,027	4,736
Impairment of long-lived assets	-	-	45,036	-
Restructuring charges	-	-	-	2,800
Loss from operations	(10,361)	178	(62,903)	(6,128)
Other income and (expense)
Interest expense	(2,585)	(2,427)	(8,159)	(7,626)
Interest income	2	67	6	172
Other income (expense)	529	(113)	604	2,846
Loss from continuing operations before income taxes and accounting change	(12,415)	(2,295)	(70,452)	(10,736)
Income tax (expense) benefit	(70)	(922)	(10,064)	(877)
Loss from continuing operations before accounting change	(12,485)	(3,217)	(80,516)	(11,613)
Cumulative effect of change in accounting principle	-	-	-	(52,704)
Loss from continuing operations	(12,485)	(3,217)	(80,516)	(64,317)
Gain (loss) on discontinued operations	333	(968)	(26,205)	2,945
Net loss	$(12,152)	$(4,185)	$(106,721)	$(61,372)
Basic and diluted loss per share:
Loss from continuing operations before accounting change	$(0.46)	$(0.12)	$(2.99)	$(0.43)
Cumulative effect of accounting change	-	-	-	(1.96)
Loss from continuing operations	(0.46)	(0.12)	(2.99)	(2.39)
Discontinued operations	0.01	(0.04)	(0.97)	0.11
Net loss	(0.45)	(0.16)	(3.96)	(2.28)
Number of shares included in per share computation: Basic and diluted	26,982	26,951	26,982	26,928
Dividends declared per share	$-	$-	$-	$0.005

-more-

BMC INDUSTRIES, INC.

RECONCILIATION OF ADJUSTED LOSS

TO RESULTS AS REPORTED

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2003	2002	2003	2002
Reported net loss	$(12,152)	$(4,185)	$(106,721)	$(61,372)
SFAS 144 - Impairment of long-lived assets charge	-	-	45,036	-
SFAS 142 - Impairment of goodwill charge	-	-	-	52,704
Restructuring charges	-	-	-	2,800
(Gain)/loss on sale of non-core assets	-	-	-	(3,500)
Tax valuation reserve adjustments	-	-	9,940	-
(Gain)/loss on abandonment of discontinued operations	-	-	20,556	-
Subtotal	(12,152)	(4,185)	(31,189)	(9,368)

(Income)/loss from discontinued operations	(333)	968	5,649	(2,945)
Adjusted net loss	(12,485)	(3,217)	(25,540)	(12,313)

Number of shares used in per share computation	26,982	26,951	26,982	26,928
Adjusted net loss per share	$(0.46)	$(0.12)	$(0.95)	$(0.46)

Note: Adjusted net loss from continuing operations figures assume no future tax benefits

-more-

BMC INDUSTRIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	(Unaudited)
	September 30,	December 31,
ASSETS	2003	2002
Current assets
Cash and cash equivalents	$5,026	$1,635
Trade accounts receivable, net	25,152	27,660
Inventories	39,030	59,736
Deferred income taxes	-	9,492
Assets held for sale	4,625	7,080
Other current assets	3,795	6,350
Total current assets	77,628	111,953

Property, plant and equipment	163,265	272,051
Less accumulated depreciation	113,595	157,797
Property, plant and equipment, net	49,670	114,254
Deferred income taxes	-	3,083
Intangibles assets, net	10,531	12,141
Other assets	1,790	5,928
Total assets	$139,619	$247,359
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Short-term borrowings	$603	$747
Current portion of long-term debt	130,110	14,010
Accounts payable	12,694	25,113
Deferred income taxes	-	88
Accrued expenses and other current liabilities	23,717	20,775
Total current liabilities	167,124	60,733

Long-term debt	22	97,529
Other liabilities	15,819	28,463
Deferred income taxes	1,390	1,155

Stockholders' equity (deficit)
Common stock	47,408	46,949
Retained earnings (deficit)	(86,764)	19,957
Accumulated other comprehensive loss	(5,311)	(7,358)
Other	(69)	(69)
Total stockholders' equity (deficit)	(44,736)	59,479

Total liabilities and stockholders' equity (deficit)	$139,619	$247,359

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BMC INDUSTRIES, INC.

SEGMENT INFORMATION

(Unaudited)

(in thousands, except percentages)

	Three Months Ended September 30,
	Buckbee-Mears		Optical Products		Consolidated
	2003	2002	2003	2002	2003	2002

Revenues	$16,005	$17,387	$24,779	$25,113	$40,784	$42,500
Cost of products sold	17,892	15,615	24,627	22,482	42,519	38,097
Gross margin	(1,887)	1,772	152	2,631	(1,735)	4,403
Gross margin %	(11.8)%	10.2%	0.6%	10.5%	(4.3)%	10.4%
Selling expense	598	559	2,194	2,182	2,792	2,741
Impairment of long-lived assets	-	-	-	-	-	-
Restructuring charges	-	-	-	-	-	-
Unallocated corporate
administration expense	-	-	-	-	5,834	1,484
Income (loss) from operations	$(2,485)	$1,213	$(2,042)	$449	$(10,361)	$178

Income (loss) from operations %	(15.5)%	7.0%	(8.2)%	1.8%	(25.4)%	0.4%

Capital spending					$1,678	$1,827

Depreciation and
amortization					$3,116	$5,086